Exhibit 4.2

NOODLES & COMPANY
WARRANT TO PURCHASE CLASS A COMMON STOCK
Warrant No.: 1
Number of Shares of Class A Common Stock: 1,913,793
Date of Issuance: February 9, 2017 (“Issuance Date”)
Noodles & Company, a company organized under the laws of the State of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Catterton-Noodles, LLC, a limited liability company organized under the laws of the State of Delaware, the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, at any time or times on or after August 9, 2017 (the “Initial Exercisability Date”), but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below), a maximum of 1,913,793 fully paid non-assessable shares of Class A Common Stock, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant to Purchase Class A Common Stock (including any Warrants to Purchase Class A Common Stock issued in exchange, transfer or replacement hereof, this “Warrant”), shall have the meanings set forth in Section 14. This Warrant is issued pursuant to the Securities Purchase Agreement, dated as of February 8, 2017 (the “Securities Purchase Agreement”).
1.EXERCISE OF WARRANT.
(a)    Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder at any time or times on or after the Initial Exercisability Date and on or before the Expiration Date, in whole or in part, by delivery to the Company (whether via facsimile, electronic mail or otherwise) of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder's election to exercise this Warrant. Within two (2) Trading Days following the delivery of the Exercise Notice, the Holder shall make payment to the Company (i) of an amount equal to the Exercise Price in effect on the date of such exercise multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash by wire transfer of immediately available funds; provided, however, that if the Holder is subject to HSR Act Restrictions (as defined in Section 1(g) below), the Purchase Price shall be paid to the Company within five (5) Business Days of the termination of all HSR Act Restrictions or, (ii) if the provisions of Section 1(c) are applicable, by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(c)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder provided that the Holder confirms it has not transferred the Warrant or any interest in it, nor shall any ink-original signature or medallion guarantee (or other type of guarantee or notarization) with respect to any Exercise Notice be required. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the applicable Exercise Notice, the Company shall transmit by facsimile or electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice, in the form attached to the Exercise Notice, to the Holder and the Company's transfer agent (the “Transfer Agent”). Subject to Section 1(e), so long as the Holder delivers the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the earlier of (i) the third (3rd) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case following the date on which the Exercise Notice has been delivered to the Company, or, if the Holder does not deliver the Aggregate Exercise Price (or notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Exercise Notice has been delivered to the Company, then on or prior to the second (2nd) Trading Day following the date on which the Aggregate Exercise Price (or notice of a Cashless Exercise) is delivered (such earlier date, the “Share Delivery Date”), the Company shall (X) if the Warrant Shares to be delivered are “restricted securities” within the meaning of Rule 144 under the Securities Act (“Restricted Securities”), deliver such securities, at the Holder’s option, by book-entry or issue a certificate representing such Warrant Shares and (Y) if the Warrant Shares are not Restricted Securities, then (I) if the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder's or its designee's balance account with DTC through its Deposit / Withdrawal At Custodian system, or (II) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any, including without limitation for same day processing. Subject to Section 1(e), upon delivery of the Exercise Notice and payment of the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record and beneficial owner of the Warrant Shares with respect to which this Warrant has been exercised (the “Exercise Date”), irrespective of the date such Warrant Shares are credited to the Holder's DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be. However, if the Holder is subject to HSR Act filing requirements (a) the Exercise Date shall be deemed to be the date immediately following the date of the expiration of all HSR Act Restrictions and (b) for the purposes of Section 1(c), the Fair Market Value of one Warrant Share shall be determined as of the date of the Exercise Notice. If this Warrant is physically delivered to the Company in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant (in accordance with Section 6(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Warrant Shares are to be issued upon the exercise of this Warrant, but rather the number of Warrant Shares to be issued shall be rounded down to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) which may be

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payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. The Company's obligations to issue and deliver Warrant Shares in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination; provided, however, that the Company shall not be required to deliver Warrant Shares with respect to an exercise prior to the Holder’s delivery of the Aggregate Exercise Price (or notice of a Cashless Exercise) with respect to such exercise.
(b)    Exercise Price. For purposes of this Warrant, “Exercise Price” means $4.35 per share, subject to adjustment as provided herein.
(c)    Cashless Exercise. Notwithstanding anything contained herein to the contrary, at any time when the Fair Market Value (as defined below) equals or exceeds the Exercise Price, the Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making the cash payment of the Aggregate Exercise Price otherwise contemplated to be made to the Company upon such exercise, elect instead to receive upon such exercise the “Net Number” of shares of Class A Common Stock determined according to the following formula (a “Cashless Exercise”):
Net Number = (A x B) - (A x C)
B
For purposes of the foregoing formula:
A= the total number of shares with respect to which this Warrant is then being exercised.
B= The Fair Market Value of one Warrant Share (as adjusted to the date of such calculation).
C= the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.
For purposes of this Warrant, the term “Fair Market Value” of a Warrant Share as of a particular date shall mean:
(1)    If the Class A Common Stock is traded on an Exchange, the Fair Market Value shall be deemed to be the average of the Daily VWAP on such Exchange over the five (5) Trading Days ending immediately prior to (but not including) the applicable date of valuation;
(2)    If the Class A Common Stock is actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the Daily VWAP over the 30‑day period ending immediately prior to (but not including) the applicable date of valuation;

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(3)    If there is no active public market for the Class A Common Stock but there is an active public market for a class or series of Capital Stock of the Company into which the Class A Common Stock is convertible, then if such class or series of Capital Stock is:
(A)    traded on an Exchange, the Fair Market Value shall be deemed to be the average of the Daily VWAP of a share of such class or series of Capital Stock of the Company on such exchange or market over the five (5) Trading Days ending immediately prior to (but not including) the applicable date of valuation multiplied by the number of shares of such class or series of Capital Stock into which one share of the Class A Common Stock is convertible, or
(B)    actively traded over-the-counter, the Fair Market Value shall be deemed to be the average of the Daily VWAP for a share of such class or series of Capital Stock of the Company over the 30‑day period ending immediately prior to (but not including) the applicable date of valuation multiplied by the number of shares of such class or series of Capital Stock into which one share of the Class A Common Stock is convertible; or
(4)    If there is no active public market for the Class A Common Stock or any other class or series of Capital Stock of the Company into which the Class A Common Stock is convertible, the Fair Market Value shall be the highest price per share which the Company could obtain on the date of calculation from a willing buyer (not a current employee or director) for shares of Class A Common Stock sold by the Company, from authorized but unissued shares, as reasonably determined in good faith by the Board of Directors of the Company (the “Board”).
If Warrant Shares are issued in such a cashless exercise, the Company acknowledges and agrees that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “1933 Act”), the Warrant Shares shall take on the registered characteristics of the Warrants being exercised, and the holding period of the Warrants being exercised may be tacked on to the holding period of the Warrant Shares. The Company agrees not to take any position contrary to this Section 1(c).

(d)    Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 10.
(e)    Voting Trigger Repurchase. Notwithstanding anything to the contrary in this Section 1, if the Board determines that an exercising Holder would, upon exercise, be the Beneficial Owner of 45% or more of the Total Current Voting Power (the “Voting Trigger”) (assuming for this purpose that all of such exercising Holder’s Option Securities (including Warrants) and Convertible Securities (including Preferred Shares) have converted into, or been exercised for, Class A Common Stock (or Reference Property, to the extent applicable)), then the Company may elect to repurchase from such exercising Holder (a “Voting Trigger Repurchase”), out of funds legally available therefor, up to such number of Warrants that would otherwise be exercised for Warrant Shares as would be necessary so that, following such repurchase, the Voting Trigger would not occur (the “Voting Trigger Repurchase Option”). The repurchase price for such Warrants shall be equal to (i) the number of Warrant Shares for which such repurchased Warrants

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would otherwise have been exercised for, times (ii) the Fair Market Value minus the Exercise Price, each as determined on the date the Voting Trigger Repurchase Option Notice (as defined below) is sent. Within five (5) Business Days of receipt of an Exercise Notice, the Company shall send to the exercising Holder a notice (a “Voting Trigger Repurchase Option Notice”) stating whether the Voting Trigger Repurchase Option is applicable and, if the Voting Trigger Repurchase Option is applicable, whether the Company will exercise the Voting Trigger Repurchase Option. If the Company exercises the Voting Trigger Repurchase Option, the Voting Trigger Repurchase Option Notice shall include: (A) the number of Warrants to be repurchased pursuant to the Voting Trigger Repurchase, (B) the date for such Voting Trigger Repurchase (the “Voting Trigger Repurchase Date”), which date shall not be less than three calendar days after delivery of the Voting Trigger Repurchase Notice nor more than ninety (90) calendar days after delivery of the Voting Trigger Repurchase Notice, and (C) a statement that payment in connection with the Voting Trigger Repurchase will be made to the exercising Holder within five (5) Business Days of the Voting Trigger Repurchase Date to the account specified by such exercising Holder to the Company in writing. Any Voting Trigger Repurchase Notice delivered by the Company under this Section 1(e) in accordance with Section 7 shall be conclusively presumed to have been duly given at the time set forth therein, whether or not such exercising Holder actually receives such notice, and neither the failure of an exercising Holder to actually receive such notice given as aforesaid nor any immaterial defect in such notice shall affect the validity of the proceedings for the Voting Trigger Repurchase.
(f)    Required Reserve Amount.  So long as this Warrant remains outstanding, the Company shall at all times keep reserved for issuance under this Warrant a number of shares of Class A Common Stock at least equal to 100% of the maximum number of shares of Class A Common Stock as shall be necessary to satisfy the Company’s obligation to issue shares of Class A Common Stock under the Warrants then outstanding (without regard to any limitations on exercise) (the “Required Reserve Amount”).
(g)    HSR Act. The Company hereby acknowledges that exercise of this Warrant by the Holder may subject the Company and/or the Holder to the filing requirements under the HSR Act and that the Holder may be prevented from exercising this Warrant until the expiration or early termination of all waiting periods imposed by the HSR Act (“HSR Act Restrictions”). If on or before the Expiration Date the Holder has delivered the Exercise Notice to the Company and the Holder has not been able to complete the exercise of this Warrant prior to the Expiration Date because of HSR Act Restrictions, the Holder shall be entitled to complete the process of exercising this Warrant as noted in the Exercise Notice delivered prior to the Expiration Date in accordance with the procedures set forth herein notwithstanding the fact that completion of such exercise would take place after the Expiration Date, as applicable.
(h)    Insufficient Authorized Shares. If at any time while this Warrant remains outstanding the Company does not have a sufficient number of authorized and unreserved shares of Class A Common Stock to satisfy its obligation to reserve for issuance the Required Reserve Amount, then the Company shall promptly take all action reasonably necessary to increase the Company’s authorized shares of Class A Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for this Warrant then outstanding.

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2.        ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES.
(a)     The Exercise Price and the number of Warrant Shares shall be adjusted from time to time as follows:
(1)    Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date effect a subdivision of any class of outstanding Common Stock, the Exercise Price in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Class A Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issuance Date combine the outstanding shares of any class of the outstanding Common Stock, the Exercise Price in effect immediately before the combination shall be proportionately increased so that the number of shares of Class A Common Stock issuable upon the exercise of each Warrant shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.
(2)    Common Stock Dividends or Distributions. If the Company at any time from and after the Issuance Date issues shares of Common Stock as a dividend or distribution on all or substantially all shares of one or more classes of Common Stock, the Exercise Price will be adjusted based on the following formula:

EP1 = EP0 x	OS0
OS1

where,

EP0 =    the Exercise Price in effect immediately prior to the open of business on the Ex-Date for such dividend or distribution;

EP1 =    the Exercise Price in effect immediately after the open of business on the Ex-Date for such dividend or distribution;

OS0 =    the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Date for such dividend or distribution; and

OS1 =    the number of shares of Common Stock outstanding immediately after such dividend or distribution.

Any adjustment made under this Section 2(a)(2) shall become effective immediately after the open of business on the Ex-Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 2(a)(2) is declared but not so paid or made, the Exercise Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend

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or distribution, to the Exercise Price that would then be in effect if such dividend or distribution had not been declared or announced. Notwithstanding the foregoing, no such adjustment shall be made if the holders of Warrants simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if all outstanding Warrants had been exercised on the date of such event. Notwithstanding anything in this Section 2 to the contrary, if an Exercise Price adjustment becomes effective pursuant to this clause (2) of Section 2(a) on any Ex-Date, and an exercising Holder that exercises its Warrants on or after such Ex-Date and on or prior to the related record date would be treated as the record holder of shares of Class A Common Stock as of the related Exercise Date based on an adjusted Exercise Price for such Ex-Date and participate on an adjusted basis in the related dividend, distribution or other event giving rise to such adjustment, then, notwithstanding the foregoing Exercise Price adjustment provisions, the Exercise Price adjustment relating to such Ex-Date will not be made for such exercising Holder. Instead, such Holder will be treated as if such Holder were the record owner of the shares of Class A Common Stock on an un-adjusted basis and participate in the related dividend, distribution, or other event giving rise to such adjustment.

(b)    Notwithstanding anything in this Section 2 to the contrary, no adjustment under Section 2(a) need be made to the Exercise Price unless such adjustment would require a decrease or an increase of at least 1% of the Exercise Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to a decrease or an increase of at least 1% of such Exercise Price; provided that, on the date of any exercise of the Warrant pursuant to Section 2, adjustments to the Exercise Price will be made with respect to any such adjustment carried forward that has not been taken into account before such date.
(c)    No Adjustments Below Par Value. Notwithstanding any other provision of this Warrant, the Exercise Price shall not be reduced below the par value per share of Class A Common Stock.
(d)    Reference Property. In the case of any recapitalization, reclassification, or change of the Class A Common Stock (other than changes resulting from a subdivision, combination or reclassification described in Section 2(a)(1) or a Fundamental Transaction), in each case as a result of which the Class A Common Stock (but not the Warrants) would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any of the foregoing, a “Reference Transaction”), then, at the effective time of the Reference Transaction, the right to exercise each Warrant will be changed into a right to exercise such Warrant Share for the kind and amount of shares of stock, other securities, or other property or assets (including cash or any combination thereof) (the “Reference Property”) that a Holder would have received in respect of the Class A Common Stock issuable upon exercise of such Warrants immediately prior to such Reference Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions of this Warrant with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth in this Warrant shall thereafter be applicable, as nearly as reasonably may be, in relation to such Reference Property. In the event that holders of Class A Common Stock

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have the opportunity to elect the form of consideration to be received in the Reference Transaction, the Company shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration for which all of the Warrants, treated as a single class, shall be exercisable from and after the effective time of the Reference Transaction. Any such election shall be made by the Majority Holders. Any such determination by the Holders shall be subject to any limitations to which all holders of Class A Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in the Reference Transaction, and shall be conducted in such a manner as to be completed at approximately the same time as the time elections are made by holders of Class A Common Stock. The provisions of this Section 2(d) and any equivalent thereof in any such securities similarly shall apply to successive Reference Transactions.
(e)    Rules of Calculation; Treasury Stock. All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share. Except as explicitly provided herein, the number of outstanding shares of Common Stock and, to the extent applicable, Reference Property will be calculated on the basis of the number of issued and outstanding shares not including shares held in the treasury of the Company.
(f)    No Duplication. If any action would require adjustment of the Exercise Price pursuant to more than one of the provisions described in this Section 2 in a manner such that such adjustments are duplicative, only one adjustment (which shall be the adjustment most favorable to the Holder) shall be made.
(g)    Notice of Record Date. In the event of (x) any event described in Section 2(a)(1) or (2), (y) any Reference Transaction to which Section 2(d) applies, or (z) the dissolution, liquidation, or winding-up of the Company, the Company shall mail to the Holder at its last address as shown on the records of the Company, at least twenty (20) days prior to the record date specified in (1) below or twenty (20) days prior to the date specified in (2) below, as applicable, a notice stating:
(1)    the record date for the dividend, other distribution, stock split, or combination or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be entitled to such dividend, other distribution, stock split, or combination; or:
(2)    the date on which such reclassification, change, dissolution, liquidation, winding-up, or other event constituting a Reference Transaction is estimated to become effective or otherwise occur, and the date as of which it is expected that holders of Class A Common Stock of record will be entitled to exchange their shares of Class A Common Stock for Reference Property, other securities or other property deliverable upon such reclassification, change, liquidation, dissolution, winding-up or Reference Transaction.
(h)    Certificate of Adjustments. Upon the occurrence of each adjustment or readjustment of the Exercise Price pursuant to this Section 2, the Company at its expense shall as promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate, signed by an officer of the Company (in his or her capacity as such and not in an individual capacity), setting forth (A) the calculation of such

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adjustments and readjustments in reasonable detail, (B) the facts upon which such adjustment or readjustment is based, (C) the Exercise Price then in effect, and (D) the number of shares of Class A Common Stock (or Reference Property, to the extent applicable) and the amount, if any, of Capital Stock, other securities or other property (including, but not limited to, cash and evidences of indebtedness) which then would be received upon the exercise of a Warrant
3.        FUNDAMENTAL TRANSACTIONS.
(a)    The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3, including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant, including, without limitation, which is exercisable for a corresponding number of shares of Capital Stock equivalent to the shares of Class A Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of Capital Stock (but taking into account the relative value of the shares of Class A Common Stock pursuant to such Fundamental Transaction and the value of such shares of Capital Stock, such adjustments to the number of shares of Capital Stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction).
(b)    Upon the consummation of each Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of the applicable Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of each Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction, in lieu of the shares of Class A Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of this Warrant prior to the applicable Fundamental Transaction, such shares of common stock (or its equivalent) of the Successor Entity (including its Parent Entity) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant), as adjusted in accordance with the provisions of this Warrant.
(c)    In addition to and not in substitution for any other rights hereunder, prior to the consummation of each Fundamental Transaction pursuant to which holders of shares of Class A Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Class A Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that the Holder will thereafter have the right to receive upon an

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exercise of this Warrant at any time after the consummation of the applicable Fundamental Transaction but prior to the Expiration Date, in lieu of the shares of the Class A Common Stock (or other securities, cash, assets or other property) issuable upon the exercise of the Warrant prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) (collectively, the “Corporate Event Consideration”) which the Holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had this Warrant been exercised immediately prior to the applicable Fundamental Transaction (without regard to any limitations on the exercise of this Warrant). The provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Holder.
(d)    Notwithstanding the foregoing, in the event of a Change of Control, then at the request of the Holder delivered before the 30th day after such Change of Control, the Company (or the Successor Entity) shall purchase this Warrant from the Holder by paying to the Holder, within ten (10) Business Days after such request (or, if later, on the effective date of the Change of Control), an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the effective date of such Change of Control, payable at the option of the Company in either (x) Class A Common Stock (or corresponding Corporate Event Consideration, as applicable) valued at the value of the consideration received by the shareholders in such Change of Control or (y) cash.
4.    NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Amended and Restated Certificate of Incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any shares of Class A Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Class A Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting the exercise of the Warrants, the number of shares of Class A Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).
5.    WARRANT HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person's capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of Capital Stock of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person's capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger,

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conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 5, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.
6.    REISSUANCE OF WARRANTS.
(a)    Transfer of Warrant.
(1)    If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 6(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 6(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.
(2)    In addition, the Holder acknowledges that this Warrant and the Warrant Shares have not been registered under the 1933 Act and agrees not to sell, offer for sale, pledge, hypothecate, distribute, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise in the absence of (a) an effective registration statement under the 1933 Act as to this Warrant or such Warrant Shares and registration or qualification of this Warrant or such Warrant Shares under any applicable U.S. federal or state securities law then in effect or (b) if reasonably requested by the Company, an opinion of counsel (which may be counsel for the Company), reasonably satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Shares issued upon the exercise of this Warrant pursuant to Section 1(a), or in the case of uncertificated shares, the ledger entry reflecting the issuance of such Warrant Shares, shall bear a legend substantially to the foregoing effect.
(b)    Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form (but without the obligation to post a bond) and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 6(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.
(c)    Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 6(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent

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the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.
(d)    Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 6(a) or Section 6(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Class A Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.
7.        NOTICES. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, electronic mail or by facsimile, and will be deemed given (a) if delivered by first-class registered or certified mail domestic, three (3) Business Days after so mailed, (b) if delivered by nationally recognized overnight carrier, one (1) Business Day after so mailed, (c) on the date of transmission, if delivered by electronic mail to each of the email addresses specified in Section 7 prior to 5:00 p.m. (New York time) on a Trading Day, (d) the next Trading Day after the date of transmission, if delivered by electronic mail to each of the email addresses specified in Section 7 on a day that is not a Trading Day or later than 5:00 p.m. (New York time) on any Trading Day and (e) if delivered by facsimile, upon electronic confirmation of receipt of such facsimile, and will be delivered and addressed as follows:
(a)    if to the Company, addressed as follows:
Noodles & Company
520 Zang Street, Suite D
Broomfield, Colorado 80021
Attention:     General Counsel
Facsimile:    (720) 214-1921
with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park, 47th Floor
New York, NY 10166
Attention:    Andrew Fabens
Facsimile:    212-351-4035

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(b)    if to the Holder, to:
Catterton-Noodles, LLC
c/o Catterton Partners
599 West Putnam Avenue
Greenwich, CT 06830
Attention:    Andrew Taub
Facsimile:    203-629-4903
with copies (which shall not constitute notice) to:

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Attention:    Stuart Bressman
Facsimile:    212-969-2900

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The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the shares of Common Stock, (B) with respect to any grants, issuances or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of shares of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation. It is expressly understood and agreed that the time of exercise specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.
8.        AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended or waived and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Majority Holders.
9.        GOVERNING LAW; JURISDICTION; JURY TRIAL. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in Section 7 above or such other address as the Company subsequently delivers to the Holder and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

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10.        DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile or electronic mail within two (2) Business Days of receipt of the Exercise Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile or electronic mail (a) the disputed determination of the Exercise Price to an independent, reputable investment bank selected by the Company and approved by the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company's independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.
11.        REMEDIES, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant and any other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the Holder to pursue actual damages for any failure by the Company to comply with the terms of this Warrant. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holder of this Warrant shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.
12.        RESERVED.
13.        SEVERABILITY; CONSTRUCTION; HEADINGS.    If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s). This Warrant shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof. The

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headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.
14.    CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:
(a)    “Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. Notwithstanding the foregoing, none of the Company, its Subsidiaries or its other controlled Affiliates shall be considered Affiliates of the Catterton Investor.
(b)    “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition (including, for the avoidance of doubt, by exercise of the Warrants and conversion of any Preferred Shares). The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.
(c)    “Black Scholes Value” means the value of this Warrant based on the Black-Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the first public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of such date of request, (ii) an expected volatility equal to the lesser of 100% and the 100-day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, or, if the Fundamental Transaction is not publicly announced, the date the Fundamental Transaction is consummated, (iii) the underlying price per share used in such calculation shall be the highest Daily VWAP during the five (5) Trading Days prior to the closing of the Fundamental Transaction, (iv) a zero cost of borrow and (v) a 360 day annualization factor.
(d)    “Bloomberg” means Bloomberg Financial Markets.
(e)    “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
(f)    “Capital Stock” means, with respect to any Person, any and all shares of stock, partnership interests or other equivalent interests (however designated, whether voting or non-voting) in such Person’s equity, entitling the holder to receive a share of the profits and losses, and a distribution of assets after liabilities, of such Person.

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(g)    “Catterton Investor” means Catterton-Noodles, LLC, a Delaware limited liability company, and its Affiliates.
(h)    “Change of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Class A Common Stock in which holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or (iii) a merger in connection with a bona fide acquisition by the Company of any Person in which (x) the gross consideration paid, directly or indirectly, by the Company in such acquisition is not greater than 20% of the Company’s market capitalization as calculated on the date of the consummation of such merger and (y) such merger does not contemplate a change to the identity of a majority of the board of directors of the Company. Notwithstanding anything herein to the contrary, any transaction or series of transaction that, directly or indirectly, results in the Company or the Successor Entity not having Common Stock or common stock, as applicable, registered under the Exchange Act and listed on an Eligible Exchange shall be deemed a Change of Control.
(i)    “Class A Common Stock” means the Company’s Class A Common Stock, par value $0.01 per share.
(j)    “Class B Common Stock” means the Company’s Class B Common Stock, par value $0.01 per share.
(k)    “Closing Date” has the meaning provided to such term in the Securities Purchase Agreement.
(l)    “Common Stock” means (i) the Class A Common Stock, (ii) the Class B Common Stock and (iii) any Capital Stock into which the Class A Common Stock or the Class B Common Stock shall have been changed or any Capital Stock resulting from a reclassification of such Class A Common Stock or Class B Common Stock.
(m)    “Convertible Securities” means securities by their terms convertible into or exchangeable for Common Stock or options, warrants or rights to purchase such convertible or exchangeable securities, but excluding Option Securities.
(n)    “Daily VWAP”, with respect to any Trading Day, means the volume-weighted average price per share of Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock) as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Class A Common Stock or unit (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average

17

price is unavailable, the market value of one share of such Class A Common Stock (or per minimum denomination or unit size in the case of any security other than Class A Common Stock)) on such Trading Day. The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
(o)    “Eligible Exchange” means the NASDAQ Global Select Market, NASDAQ Global Market, NASDAQ Capital Market, the New York Stock Exchange or the NYSE MKT.
(p)    “Exchange” means the NASDAQ Global Market or the NASDAQ Global Select Market on which the Class A Common stock (or Reference Property, to the extent applicable) is listed, or if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed on the NASDAQ Global Market or the NASDAQ Global Select Market, The New York Stock Exchange or other principal national securities exchange on which the Class A Common Stock (or Reference Property, to the extent applicable) is listed.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(r)    “Expiration Date” means the date sixty (60) months after the Initial Exercisability Date or, if such date falls on a day other than a Business Day or on which trading does not take place on the Exchange (a “Holiday”), the next day that is not a Holiday.
(s)    “Ex-Date” means the first date on which the Class A Common Stock trades on the applicable Exchange or in the applicable market, regular way, without the right to receive the issuance, dividend, or distribution in question from the Company or, if applicable, from the seller of the Class A Common Stock on such Exchange or market (in the form of due bills or otherwise) as determined by such Exchange or market.
(t)    “Fundamental Transaction” means:
(1)    that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions,
(A)    consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity;
(B)    sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) to one or more Subject Entities;
(C)    make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its shares of Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (x) 50% of the outstanding shares of Common Stock, (y) 50% of the

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outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (z) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock;
(D)    consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby all such Subject Entities, individually or in the aggregate, acquire, (x) at least 50% of the outstanding shares of Common Stock, (y) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (z) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock; or
(E)    reorganize, recapitalize or reclassify its shares of Common Stock,
(2)    that the Company shall, directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of (x) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock, (y) at least 50% of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock not held by all such Subject Entities as of the Closing Date calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (z) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their Common Stock without approval of the stockholders of the Company; or
(3)    directly or indirectly, including through Subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this

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definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.
(u)    “Governmental Entity” shall mean any United States or non-United States federal, state, or local government, or any agency, bureau, board, commission, department, tribunal, or instrumentality thereof or any court, tribunal, or arbitral or judicial body.
(v)    “Group” means a “group” as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.
(w)    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
(x)    “Majority Holders” means Holders owning of record more than 50% of the Warrants initially issued on the Closing Date and remaining outstanding.
(y)    “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Class A Common Stock (or Reference Property, to the extent applicable) of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the applicable Exchange or otherwise) in the Class A Common Stock (or Reference Property, to the extent applicable) or in any options, contracts, or future contracts relating to the Class A Common Stock (or Reference Property, to the extent applicable), and such suspension or limitation occurs or exists at any time before 4:00 p.m. (New York City time) on such day.
(z)    “Option Securities” means options, warrants or other rights to purchase or acquire Common Stock or Convertible Securities, including subscription rights, as well as stock appreciation rights, phantom stock units and similar rights whose value is derived from the value of the Common Stock.
(aa)    “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Exchange (or, if so elected by the Holder, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or such entity designated by the Holder or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.
(bb)     “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity, or any Governmental Entity, any agency or political subdivisions thereof, or other “Person” as contemplated by Section 13(d) of the Exchange Act.
(cc)    “Preferred Shares” shares of the Company’s Series A Preferred Stock, par value $0.01 per share.

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(dd)    “PSP Investor” means Argentia Private Investments Inc., a corporation incorporated pursuant to the Canada Business Corporations Act, and its Affiliates.
(ee)    “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, for the Exchange with respect to the Class A Common Stock that is in effect on the date of receipt of an applicable Exercise Notice.
(ff)    “Subject Entity” means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group; provided, that the term “Subject Entity” shall exclude (i) the Catterton Investor, the PSP Investor and their respective Affiliates and (ii) any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Person referred to in clause (i) of this definition is a member.
(gg)    “Subsidiary” of any Person shall mean any other Person in which such Person, directly or indirectly, owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests). Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.
(hh)    “Successor Entity” means one or more Person or Persons (or, if so elected by the Holder, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Holder, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.
(ii)    “Thirty Day VWAP” means, with respect to a security, the average of the Daily VWAP of such security for each day during a thirty (30) consecutive Trading Day period ending immediately prior to the date of determination. Unless otherwise specified, “Thirty Day VWAP” means the Thirty Day VWAP of the Class A Common Stock.
(jj)    “Total Current Voting Power” shall mean, with respect to any entity, at the time of determination of Total Current Voting Power, the total number of votes which may be cast in the general election of directors of such entity (or, in the event the entity is not a corporation, the governing members, board or other similar body of such entity and, in the case of the Company, assuming all shares of Class B Common Stock have been converted into Class A Common Stock). Unless otherwise specified, “Total Current Voting Power” means Total Current Voting Power of the Company.
(kk)    “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the Exchange is open for trading or, if the Class A Common Stock (or Reference Property, to the extent applicable) is not listed, admitted for trading or quoted on an Exchange, any Business Day. A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant Exchange or trading system.

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(ll)    “Transaction Documents” means any agreement entered into by and between the Company and the Holder, as applicable.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Class A Common Stock to be duly executed as of the Issuance Date set out above.

Noodles & Company

By:___________________________
Name:
Title:

EXHIBIT A

EXERCISE NOTICE
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE CLASS A COMMON STOCK

NOODLES & COMPANY
The undersigned holder hereby exercises the right to purchase _________________ shares of Class A Common Stock (“Warrant Shares”) of Noodles & Company, a company organized under the laws of the State of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Class A Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

____________    a “Cash Exercise” with respect to _________________ Warrant Shares; and/or

____________    a “Cashless Exercise” with respect to _______________ Warrant Shares.

2. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

3. Delivery of Warrant Shares. The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title:

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs [TRANSFER AGENT] to issue the above indicated number of shares of Class A Common Stock on or prior to the applicable Share Delivery Date.

Noodles & Company

By:________________________________
Name:
Title: